Exhibit 23.2


                          Independent Auditors' Consent




To the Board of Directors
Acxiom Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 filed herewith of Acxiom Corporation of our reports dated May 2, 2000, relating to the consolidated balance sheets of Acxiom Corporation and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows and financial statement schedule for each of the years in the three-year period ended March 31, 2000, which reports appear in the March 31, 2000 annual report on Form 10-K of Acxiom Corporation.





                                            /s/ KPMG LLP




Dallas Texas
March 22, 2001